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As filed with the Securities and Exchange Commission on December 20, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENERGY EAST CORPORATION
(Exact name of registrant as specified in its charter)

New York	14-1798693
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

52 Farm View Drive
New Gloucester, Maine 04260-5116
(207) 688-6300
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

ROBERT D. KUMP
Vice President, Controller & Chief Accounting Officer
Energy East Corporation
52 Farm View Drive
New Gloucester, Maine 04260-5116
(207) 688-4302
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☒

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securitites pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock ($.01 Par Value)	3,000,000 Shares	$25.41	$76,230,000	$8,156.61

(1)
The number of shares of common stock registered hereunder is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the common stock as quoted on the New York Stock Exchange on December 15, 2006.

        Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus which also relates to Registration Statement No. 333-109669, previously filed by Energy East Corporation on Form S-3. This registration statement also constitutes a post-effective amendment to Registration Statement No. 333-109669, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

PART I
ENERGY EAST CORPORATION
Investor Services Program
3,000,000 shares of common stock

        The Investor Services Program ("Program") of Energy East Corporation ("Energy East") provides holders of our common stock with a simple and convenient method of purchasing additional shares of common stock without the payment of trading fees or service charges. In addition, non-shareholders who are residents of Connecticut, Massachusetts, Maine or New York may enroll in the Program by making an initial cash investment.

        Under the Program, shares may be purchased, at our option, (a) in the open market by broker-dealers who may be affiliated with the Administrator or (b) directly from us. You may elect one of the following options:

  (1)
  Have all or a portion of your dividends automatically reinvested and make optional cash payments of at least $25 up to $100,000 annually.

  (2)
  Continue to receive your dividends on shares registered in your name but make optional cash payments of at least $25 up to $100,000 annually.

        Registered shareholders can participate at any time by enrolling on-line via Investor ServiceDirect® or by completing an Enrollment Form and returning it to the Administrator. Please see Question 36 for information on how to access Investor ServiceDirect®. Dividend payments will be reinvested only if the completed election is received by the Administrator prior to the record date for a pending dividend. Dividend reinvestment for registered shareholders whose elections are received after this date will begin on the next dividend payment date. Dividends will continue to be reinvested unless you notify the Administrator that you wish to withdraw. A non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York may enroll in the Program after being furnished a prospectus then completing and returning an Enrollment Form together with a check in an amount not less than $25 nor more than $100,000 made payable to "Energy East/Mellon Bank Agent." Alternatively, interested investors may enroll on-line through Investor ServiceDirect.

        Our common stock is listed on the New York Stock Exchange under the symbol "EAS."

        See "Risk Factors" on page 18 for matters to consider before participating in the Program or before purchasing shares of our common stock.

        This prospectus does not constitute an offer or solicitation by anyone in any State in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitiation.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 15, 2006.

ABOUT THIS PROSPECTUS

        This document is called a prospectus and is part of a registration statement that we filed with the SEC relating to the shares of our common stock offered. This prospectus does not include all of the information in the registration statement but it provides you with a general description of the securities offered and the Program. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Program and the securities offered. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

        Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this prospectus to "we," "us," "our" or similar references mean Energy East Corporation and its subsidiaries; and (ii) all references in this prospectus to "stock," "our stock" or "your stock" refer to our common stock.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room at:

Public Reference Room
100 F Street, N.E.
Washington, DC 20549

        You may call the SEC at 1-800-732-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide website that the SEC maintains at http://www.sec.gov. Information about us is also available on our website at http://www.energyeast.com. The information on our website is not part of this prospectus.

Incorporation by Reference

        The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. The information filed with the SEC in the future will automatically update and, where applicable, supersede the information contained in this prospectus, or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than any portions that are not considered "filed" under the Exchange Act in accordance with the Exchange Act and Exchange Act rules, until all of the securities being offered under this prospectus or any prospectus supplement are sold:

  •
  Our Annual Report on Form 10-K for the year December 31, 2005.

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006.

  •
  Our Current Reports on Form 8-K dated January 10, 2006, February 9, 2006, April 6, 2006, May 4, 2006, June 9, 2006, July 24, 2006, August 17, 2006, August 23, 2006, and September 14, 2006.

        Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit into this prospectus. You may obtain documents incorporated by reference in this prospectus by writing us at the following address:

        Energy East Corporation, 52 Farm View Drive, New Gloucester, Maine 04260-5116 Attention: Secretary.

ENERGY EAST CORPORATION

        We are a New York public utility holding company organized in 1997. We are a super-regional energy services and delivery company with operations in New York, Connecticut, Massachussetts, Maine and New Hampshire and corporate offices in New York and Maine. We became the parent company of New York State Electric & Gas Corporation ("NYSEG") in May 1998, Connecticut Energy Corporation in February 2000, CMP Group, Inc. CTG Resources, Inc. and Berkshire Energy Resources in September 2000 and RGS Energy Group,

Inc. in June 2002. Connecticut Energy, CMP Group, CTG Resources, Berkshire Energy and RGS Energy are wholly-owned Energy East subsidiaries.

  •
  Connecticut Energy's wholly-owned subsidiary, The South Connecticut Gas Company, is a regulated utility primarily engaged in the retail distribution of natural gas in Connecticut.

  •
  CMP Group's wholly-owned subsidiary, Central Maine Power Company, is a regulated utility primarily engaged in transmitting and distributing electricity generated by others to retail customers in Maine. Central Maine Power Company sold its generation assets in 1999.

  •
  CTG Resources' wholly-owned subsidiary, Connecticut Natural Gas Corporation, is a regulated utility primarily engaged in the retail distribution of natural gas in Connecticut.

  •
  Berkshire Energy's wholly-owned subsidiary, The Berkshire Gas Company, is a regulated utility primarily engaged in the distribution of natural gas in western Massachusetts.

  •
  RGS Energy's wholly-owned subsidiaries are NYSEG and Rochester Gas and Electric Corporation ("RG&E"). NYSEG is a regulated utility primarily engaged in purchasing and delivering electricity and natural gas in the central, eastern and western parts of the state of New York. NYSEG sold a majority of its generation assets in 1999 and the bulk of the remaining generation assets in 2002. RG&E is a regulated utility primarily engaged in generating, purchasing and delivering electricity and purchasing and delivering natural gas in an area centered around the city of Rochester, New York. RG&E sold its largest generation station, the Robert E. Ginna Nuclear Power Plant, in 2004, and plans to shut down its largest remaining generating facility, Russell Station, in 2007 upon the completion of a transmission upgrade required to assure reliable delivery.

        Our energy delivery business consists primarily of our regulated electricity transmission and distribution operations in upstate New York and Maine and our regulated natural gas transportation, storage and distribution operations in upstate New York, Connecticut, Maine and Massachusetts. We serve approximately two million electricity customers and one million natural gas customers. Our service territories reflect diversified economies, including high-technology firms, insurance, light industry, consumer goods manufacturing, pulp and paper, ship building, colleges and universities, agriculture, fishing and recreational facilities. No customer accounts for 5% or more of either electric or natural gas revenues.

        Our address is 52 Farm View Drive, New Gloucester, Maine 04260-5116 and our telephone number is (207) 688-6300.

RECENT AMENDMENTS TO THE PROGRAM

        There have been no material amendments to the Program since the prospectus related to the Program dated January 1, 2004.

DESCRIPTION OF THE PROGRAM

        The following are the terms and conditions of the Program set forth for your convenience in a question and answer form.

Purpose

1.    What is the purpose of the Program?

        The Program offers registered shareholders and non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York, a simple and convenient method of purchasing shares of our common stock ($.01 Par Value) ("Additional Common Stock") without payment of trading fees or service charges. If such Additional Common Stock is purchased from us, the Program will provide additional funds for general corporate purposes.

Advantages

2.    What are the advantages of the Program?

        You may (a) have all or a portion of your dividends on your common stock automatically reinvested in Additional Common Stock and make optional cash payments of at least $25 up to $100,000 annually or (b) continue to receive dividends on shares registered in your name and invest by making optional cash payments of at least $25 up to $100,000 annually. Non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York may enroll in the Program by making an initial cash investment of at least $25 to purchase common stock under the terms of the Program. You may also sell any or all full shares credited to your account under the Program. (See Questions 21 through 26.)

        Full investment of funds is possible because the Program permits fractional shares, as well as full shares, to be credited to your account. Dividends on fractions, as well as full shares, will be credited to your account.

        You may elect to deposit shares of common stock registered in your name to your Program account for safekeeping. Shares of common stock held by the Program for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described below. (See Questions 18 through 26.)

        You are provided with notification each time a transaction is made to your account. You may also access your shareholder account on-line by visiting www.melloninvestor.com and logging on to Investor ServiceDirect®. Once you establish your four digit Personal Identification Number (PIN) you can view your holdings, change your dividend election, purchase additional shares with optional cash payments, change your address, track your dividend payment history and access other options.

        No broker's fee, commission or service charge is paid by you in connection with purchases under the Program. All expenses incurred by the Program in connection with the sale of full shares for you, including trading fees, are paid by you. However, such trading fees may be less than commissions paid by individual investors because all sales transactions are aggregated, thus allowing the Program to take advantage of lower brokerage costs than might otherwise be available to individual investors.

Administration

3.    Who administers the Program on your behalf?

        We have designated Mellon Bank, N.A. (the "Administrator") to administer the Program. Certain administrative functions such as keeping records, sending statements of account and performing other duties related to the Program will be provided to the Administrator by Mellon Investor Services, a registered transfer agent.

Participation

4.    Who can participate?

        All registered shareholders of the Company's common stock can participate in the Program. Non-shareholders who are residents of Connecticut, Maine, Massachusetts or New York can also participate in the Program.

5.    How does a registered shareholder of common stock join the Program?

        A registered shareholder may join the Program by enrolling on-line at Investor ServiceDirect® or by completing an Enrollment Form and returning it to the Administrator. See Question 36 on how to contact the Administrator. However, owners of common stock whose shares are registered in someone else's name (such as in the names of brokers and bank nominees) must first become registered shareholders by having at least one share transferred to them.

        You decide the extent to which you want to participate in the Program. If you choose full reinvestment the Administrator will apply all your dividends on the shares registered in your name, as well as on shares credited to your account under the Program, to the purchase of common stock. If you choose to submit optional cash payments only, the Administrator will continue to pay dividends to you on shares registered in your name in the usual manner but will apply both the optional cash payments received and the dividends on shares credited to your Program account to the purchase of common stock under the Program.

6.    How does a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York join the Program?

        After being furnished with the Program prospectus (see Question 36), a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York may apply for enrollment in the Program by enrolling on-line via Investor ServiceDirect® or by completing and returning the Enrollment Form, together with a check in an amount not less than $25 or more than $100,000, made payable to "Energy East/Mellon Bank Agent."

        The Enrollment Form requires non-shareholders to provide verification that their primary residence is in Connecticut, Maine, Massachusetts or New York. It also allows non-shareholders to decide the amount of the initial investment, which will be used to purchase full and fractional shares of our common stock. All cash dividends credited to Program accounts will be fully reinvested.

7.    When may a registered shareholder, or a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York, join the Program?

        You may join the Program at any time. However, reinvestment elections must be received by the Administrator prior to the record date for a dividend, if reinvestment of dividends is to begin with that dividend payment.

        We have paid consecutive quarterly dividends since the common stock was first issued to the public in 1949. WHILE WE INTEND TO CONTINUE TO PAY QUARTERLY DIVIDENDS ON THE COMMON STOCK ON THE FIFTEENTH DAY OF FEBRUARY, MAY, AUGUST, AND NOVEMBER, THERE CAN BE NO ASSURANCE OF FUTURE DIVIDENDS SINCE THEY ARE DEPENDENT ON OUR FUTURE EARNINGS, OUR FINANCIAL REQUIREMENTS, APPLICABLE GOVERNMENTAL REGULATIONS AND OTHER FACTORS.

8.    In what name will the account be maintained?

        The Program account for a registered shareholder who enrolls will be maintained in the name(s) as shown on the shareholder records at the time of enrollment. The Program account for a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York will be maintained in the names indicated on the Enrollment Form.

Purchases

9.    General

        We have full discretion as to whether Additional Common Stock purchased under the Program will be purchased in the open market by the Administrator or purchased directly from us, subject to limitations imposed on us by federal securities laws.

        THE PROGRAM DOES NOT ALLOW YOU TO SPECIFY THE NUMBER OF SHARES TO BE PURCHASED WITH YOUR REINVESTED DIVIDENDS OR OPTIONAL CASH PAYMENTS NOR DOES IT ALLOW NON-SHAREHOLDERS TO SPECIFY THE NUMBER OF SHARES TO BE PURCHASED WITH THEIR INITIAL CASH INVESTMENTS.

10.    How many shares of Additional Common Stock will be purchased for you?

        The number of shares to be purchased depends on the amount to be invested and the market price of the common stock. (See Question 11.) Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the amounts to be invested divided by the price of the shares of Additional Common Stock determined in accordance with Question 11.

11.
What will be the price of Additional Common Stock purchased under the Program?

        A.    If Additional Common Stock is purchased in the open market

        The purchase price per share of Additional Common Stock purchased with reinvested dividends, optional cash payments, or initial cash investments will equal the weighted average of the actual purchase prices at which such shares are acquired with reinvested dividends, optional cash payments, or initial cash investments. The price will not include any expenses of the Program, including trading fees, which will be paid by us.

        B.    If Additional Common Stock is purchased directly from us

        The price of the Additional Common Stock purchased for you with reinvested dividends will be 100% of the average of the highest and lowest sale prices of our common stock on the New York Stock Exchange on the dividend payment date, or, if the common stock is not traded on the New York Stock Exchange on such date, on the preceding day on which such stock was traded on that Exchange. Additional Common Stock purchased with optional cash payments and initial cash investments will be purchased at 100% of the average of the highest and lowest sale prices of our common stock on the New York Stock Exchange on the first day of each month, or, if the common stock is not traded on the New York Stock Exchange on such date, on the next day on which such stock was traded on that Exchange. No shares will be sold under the Program at less than the par value of such shares.

12.    Who will purchase shares of Additional Common Stock in the open market for the Program?

        The Administrator will purchase shares of Additional Common Stock for you in the open market. The Administrator may use and commissions may be paid to a broker-dealer which is affiliated with the Administrator.

13.    When will dividends be reinvested?

        If Additional Common Stock is purchased directly from us, dividends will be reinvested on the dividend payment dates. Dividend payment dates ordinarily are the fifteenth day of February, May, August and November.

        If the Additional Common Stock is purchased in the open market, the Administrator may begin purchasing shares of Additional Common Stock with reinvested dividends as early as five business days before each dividend payment date and will use its best efforts to cause all dividends received by it to be applied to the purchase of shares of Additional Common Stock by the end of the 30-day period following each dividend payment date, subject to any limitations imposed by federal securities laws. The timing of such purchases under the Program is at the sole discretion of the Administrator. With respect to a month in which a dividend is payable, because optional cash payments and initial cash investments are due on the first of the month, optional cash payments and initial cash investments will not be aggregated with reinvested dividends for the purpose of determining the total amounts of funds to be invested. (See Question 15.)

Cash Investment Option

14.    How are optional cash payments and initial cash investments made?

        The option to make cash payments is available to you each month via check, automatic monthly deductions or you can authorize an individual automatic deduction. Optional cash payments must be at least $25 and cannot exceed $100,000 annually. If you are choosing to make optional cash payments only, a payment MUST be made to establish the account at the time of enrollment. Checks should be made payable to "Energy East/Mellon Bank Agent." Cash payments included as part of a check for payment of electric or gas utility services cannot be accepted. The same amount of money need not be sent each month and there is no obligation to make further cash payments.

15.    When will optional cash payments and initial cash investments be invested?

        The investment date for optional cash and initial cash investment payments is the first day of each month. If Additional Common Stock is to be purchased in the open market, the Administrator may begin purchasing shares of Additional Common Stock with optional cash payments and initial cash investments on the investment date for which such optional cash payments and initial cash investments qualify for investment and will use its best efforts to cause all optional cash payments and initial cash investments received by it to be applied to the purchase of shares of Additional Common Stock by the end of the 30-day period following the first day of each month, subject to any limitations imposed by federal securities laws.

16.    When will dividends be paid on shares purchased with optional cash payments and initial cash investments?

        Based on our current dividend payment practice, shares purchased with optional cash payments and initial cash investments on the first day of February, March and April receive the May 15 dividend; shares purchased on the first day of May, June and July receive the August 15 dividend; shares purchased on the first day of August, September and October receive the November 15 dividend; and shares purchased on the first day of November, December and January receive the February 15 dividend as declared by the Board of Directors.

Transfer of Shares to the Program for Safekeeping

17.    What does "safekeeping" of shares mean?

        You may elect to deposit certificated shares of common stock registered in your name to your Program account for safekeeping. To participate in the safekeeping features of the Program, your common stock certificates must be forwarded to and registered in the Administrator's name as nominee for you. Shares represented by such certificates will be credited to your account in the Program. Dividends paid on all such shares of common stock must be reinvested.

        The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package that is mailed to its address at Mellon Investor Services, Investor Services Program, P. O. Box 3338, South Hackensack, NJ 07606 by USPS registered mail or overnight courier. THE CERTIFICATES SHOULD NOT BE ENDORSED.

        Note: Mail loss insurance covers only the replacement of shares of stock and in no way protects against any loss resulting from fluctuations in the value of such shares.

        Shares of common stock held by the Program for safekeeping are protected against loss, theft and inadvertent destruction. Such shares may be withdrawn or sold at any time in accordance with the procedures described in Questions 18 through 26.

Certificates for Shares

18.    Do I receive share certificates for shares purchased under the Program?

        Shares purchased under the Program will be registered in the Administrator's name as nominee for you, for your benefit in the Program, until you terminate your account in the Program or until you give the Administrator instructions to deliver certificates for full shares credited to your Program account. STANDING INSTRUCTIONS FOR WITHDRAWAL OR TRANSFER OF SHARES CREDITED TO YOUR PROGRAM ACCOUNT ARE NOT ACCEPTED. You may obtain a certificate registered in your name for any number of full shares credited to your Program account and still remain in the Program. No fractional share certificates will be issued.

19.    May I transfer a portion of my Program shares?

        If you wish to remain in the Program but want to transfer any full number of shares credited to your Program account you may do so by submitting to the Administrator a request that all or part of your shares be issued in another name. This request must bear your signature, guaranteed by a commercial bank or member of the Medallion STAMP program. Any transfer tax will be assessed to you when shares credited to your Program account are transferred.

        Shares credited to your Program account may not be pledged.

20.    How long does it take to receive a certificate?

        The Administrator will mail a certificate to you within two business days of receipt of your request. Please allow sufficient time for the Postal Service to deliver your certificate.

Sale of Full Shares

21.    How may I sell common stock credited to my Program account?

        You may from time to time sell any or all full shares credited to your account without terminating your account in the Program by advising the Administrator of the number of shares you wish sold. Shares of common stock for which stock certificates are held must first be presented for safekeeping in order to be eligible for sale under the Program.

        At the time of settlement of the sale of full shares credited to your account, your proceeds will be sent to you.

22.    Who will sell my common stock credited to my Program accounts?

        The Administrator will sell full shares of common stock credited to your Program account in the open market. The Administrator may act as the executing broker for such sales. Sale requests will be aggregated and your shares will be sold within 24 hours of receipt of your request.

        Subject to certain limitations, the Administrator has full discretion as to all matters relating to the sale of full shares of the common stock credited to your Program account including determining the number of shares, if any, to be sold on any day or at any time during that day, the sales price for such shares, the market on which sales are made, and the persons (including other brokers and dealers) to or through whom such sales are to be made.

23.    What will be the price of the common stock sold?

        The sales price per share of common stock credited to your Program account sold by the Administrator will equal the weighted average of the actual sales price on the open market at which such shares are sold. The net amount per share received by you will be the amount of the per share sales price reduced by the per share amount of the trading fees and other expenses incurred by the Program in connection with the sale of your shares. Trading fees may be less than commissions paid by individual investors. YOU CANNOT REQUEST, AND THE ADMINISTRATOR DOES NOT GUARANTEE, ANY SPECIFIC SALES PRICE. You will receive a check for the proceeds as soon as possible after the sale has been completed.

Termination of Your Accounts

24.    How do I terminate my account in the Program?

        You may terminate your account in the Program by notifying the Administrator. Notice may be made by telephone, in writing or by changing your dividend election under the Account Management section when you access your account over the Internet at www.melloninvestor.com. Such notice must state whether you want a stock certificate for the full shares credited to your Program account, whether you want a stock certificate for part of the full shares credited to your Program account and the remainder sold, or whether you want all shares credited to your Program account sold.

        If you have requested a stock certificate for full shares, the fractional shares will be converted to cash based on the closing price of our common stock on the New York Stock Exchange on the day such request was received and will be remitted to you. If you have requested a stock certificate for part of your full shares and have requested the remainder be sold or have requested that all your shares be sold, fractional shares will be converted to cash based on the weighted average of the actual sales price on the open market at which your full shares are sold. The Administrator will return any uninvested cash submitted by you under the cash payment option.

        At the time of termination of your Program account, you may request that all or part of your shares be issued in certificate form, or a check be issued.

        You may re-enroll in the Program at any time.

25.    When may I terminate my account in the Program?

        You may terminate your account in the Program at any time. All dividends paid after timely receipt of a notice of termination will be sent directly to you at your address of record.

26.    What happens when I sell or transfer all shares registered in my name?

        If you dispose of all shares of common stock registered in your name, the Administrator will continue to reinvest dividends on the shares credited to your Program account unless you directly notify the Administrator to do otherwise.

Cost to Participants

27.    Are there any expenses to me if I participate in the Program?

        We will pay all expenses of the Program incurred in the connection with purchases under the Program. However, if shares are purchased in the open market, your share of any trading fees paid by us will be taxed as dividend income to you. (See Question 28.)

        You pay all expenses, including trading fees, incurred in connection with the sale of full shares. credited to your account under the Program. (See Question 23.)

        In certain cases, charges may be incurred by you upon transfer of shares credited to your Program account. (See Questions 19 and 24.) In addition, duplicate copies of statements or 1099's requested may be subject to a nominal fee.

28.    What are the federal income tax consequences of participation in the Program?

        You will be treated for federal income tax purposes as receiving dividend income on each dividend payment date in the full amount of cash dividends then payable with respect to your participating shares even though such amount is not actually received by you in cash but is instead applied to the purchase of Additional Common Stock. Also, if Additional Common Stock is purchased in the open market, your share of any trading fees paid by the Company, if any, will be taxed as dividend income to you.

        You will not have any taxable income for federal income tax purposes when you receive certificates for whole shares credited to your account under the Program. However, you will realize gain or loss when whole shares acquired under the Program are sold or otherwise disposed of by you and, when and if you receive a cash payment for a fractional share credited to your account, upon withdrawal from, or termination of, the Program. The amount of any such gain or loss will equal the difference between the amount that you received for your shares or fractional share and your tax basis.

        The aggregate tax basis of shares acquired under the Program will equal the sum of (i) the amount of the cash dividend reinvested or the amount of the optional cash payment, as the case may be, which was used to purchase the shares and (ii) the amount of any applicable brokerage commission. We believe you will be allowed to treat the shares as having a holding period beginning on the day following the date the shares acquired under the Program were credited to your account.

        If you are subject to backup withholding tax on dividends, or a foreign holder whose dividends are subject to United States income tax withholding, the amount of the tax withheld will be deducted from the amount of the dividends and only the reduced amount will be reinvested.

        The total amount to be reported as dividend income will be shown on your quarterly statement of account. This statement will also show your tax basis and the date the shares acquired under the Program were credited to your account. The last statement of each calendar year should be retained for record purposes.

        Pursuant to federal income tax regulations, if you sell any shares you will be sent a Form 1099-B for each sale.

        YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES THAT MAY RESULT FROM YOUR PARTICIPATION IN THE PROGRAM AND YOUR SUBSEQUENT DISPOSITION OF SHARES PURCHASED PURSUANT TO THE PROGRAM.

29.    What happens if we issue a stock dividend or declare a stock split?

        Any stock dividends or split shares distributed on shares credited to your Program account will be added to your account. Stock dividends or split shares distributed on shares registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Program.

30.    If we sell additional shares of common stock through a rights offering, how will your entitlement be computed?

        In a rights offering, you will receive rights based upon the shares registered in your name, and whole shares credited to your account under the Program.

31.    How will my shares be voted at meetings of shareholders?

        If shares registered in your name are voted by you on any matter submitted to a meeting of shareholders, the number of whole shares credited to your account under the Program will be added to the number of shares registered in your name which are voted on such matter. If no shares are registered in your name, shares credited to your account under the Program will be voted by proxy in accordance with your instructions given on a proxy form which will be furnished to you.

        If the proxy card or proxy form is not returned or if it is returned unsigned, none of your shares will be voted unless you vote in person. If the proxy card or proxy form is returned properly signed but no instructions are received, all of your whole shares, those registered in your name, if any, and those credited to your account under the Program will be voted in our discretion, subject to any limitations imposed by the federal securities laws or New York Stock Exchange rules. Such discretionary voting procedure applies to nonparticipating shareholders who return proxies and do not provide instructions.

32.    What kind of reports will I receive?

        You will continue to receive annual reports, proxy materials, quarterly reports, and other information furnished by us to all shareholders and you will receive a prospectus containing certain information regarding the Program. You will also receive a fully detailed statement of your account shortly after each quarterly dividend payment date. If you make an optional cash payment or are a non-shareholder who is a resident of Connecticut, Maine, Massachusetts or New York, making an initial cash investment in a month other than a month in which a dividend is paid you will receive a statement of your account shortly after the optional cash payment or initial cash investment date.

33.    May the Program be changed or discontinued?

        We reserve the right to suspend, modify or terminate the Program at any time. Any such suspension, modification or termination will be announced to all shareholders. Upon termination, a certificate will be issued to you for the full shares in your account. Any fractional share will be converted to cash based on the closing price of our common stock on the New York Stock Exchange on the termination date and remitted to you.

34.    Who interprets and regulates the Program?

        We reserve the right to interpret and regulate the Program as deemed desirable or necessary in connection with its operation.

35.    What are our responsibilities and those of the Administrator under the Program?

        In administering the Program, neither we nor the Administrator will be liable to you for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate your account upon your death prior to receipt of notice in writing of your death. YOU SHOULD RECOGNIZE THAT NEITHER WE NOR THE ADMINISTRATOR CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON THE SHARES PURCHASED OR SOLD BY YOU UNDER THE PROGRAM.

36.    To whom may I direct additional questions regarding the Program?

        Enrollment, purchase or sale of share requests and other transactions or services offered by the Program should be directed to the Administrator through the following:

Internet

        You can enroll in the Program, obtain information, and perform certain transactions on your Energy East account on-line via Investor ServiceDirect®. To gain access, you will require a password which you may establish when you visit the website. If you have forgotten your password, call 1-877-978-7778 to have it reset.

        To access Investor ServiceDirect® please visit the Mellon Investor Services website at:

www.melloninvestor.com

Telephone

        Telephone shareholder customer service, including sale of shares, toll-free within the United States and Canada:

1-800-542-7480

International Telephone Inquiries:

1-201-680-6578

For the hearing impaired (TDD):

1-800-231-5469

        An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

In Writing

        You may also write to the Administrator at the following address:

    Mellon Bank, N.A.
    c/o Mellon Investor Services
    Investment Services
    P.O. Box 3338
    South Hackensack, NJ 07606-1938

        Be sure to include your name, address, daytime phone number, social security or tax I.D. number and a reference to Energy East on all correspondence. We will answer inquiries from our shareholders and interested investors in connection with the Program.

USE OF PROCEEDS

        Unless shares of Additional Common Stock are purchased directly from us, we will receive no proceeds from the offering of Additional Common Stock through the Program. To the extent that any shares of Additional Common Stock are purchased directly from us, we intend to use the proceeds from the issuance of such shares for general corporate purposes.

DESCRIPTION OF COMMON STOCK

        The following summary description of our common stock, par value $.01 per share, is qualified in its entirety by reference to our Restated Certificate of Incorporation, as amended (Charter), our By-Laws and the New York Business Corporation Law. We refer you to our Charter and By-Laws for the full provisions. Copies of our Charter and By-Laws have been filed with the SEC as exhibits to the registration statement, of which this prospectus forms a part, and are incorporated in this prospectus by reference.

        General.    Our Charter provides that, to the extent permitted by the Business Corporation Law of the State of New York and our Charter, our Board of Directors is authorized, at any time or from time to time, to establish and designate one or more series of our preferred stock and to fix the number of shares and the relative rights, preferences and limitations of each such series.

        Dividends.    Subject to any preferential dividend rights of our preferred stock, if any should become outstanding, dividends on our common stock will be paid if, when and as determined by our Board of Directors from time to time out of funds legally available for that purpose.

        Voting Rights.    Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to the shareholders. All of our directors are elected annually and holders of our common stock do not have the right to cumulate their votes in the election of directors. Our Charter provides that the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast shall be required to (i) approve the sale, lease or exchange of all or substantially all of the assets of the Corporation in accordance with Section 903 of the New York Business Corporation Law ("NYBCL"), (ii) adopt a plan of merger or consolidation in accordance with Section 909 of the NYBCL, (iii) approve a share exchange in accordance with Section 913 of the NYBCL, (iv) dissolve in accordance with Section 1001 of the NYBCL, or (v) act under any successor provision to the foregoing provisions of the NYBCL. Our Charter and By-Laws provide that any one of our By-Laws may be altered, amended, repealed or adopted by the affirmative vote of the stockholders entitled to cast a majority of the votes entitled to be cast.

        Liquidation.    In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, after payment or provision for payment shall have been made of the amounts to which the holders of our preferred stock shall be entitled under the provisions of any series of our preferred stock established by the board of directors, the holders of our common stock will be entitled, to the exclusion of the holders of our preferred stock of any series, to share ratably, according to the number of shares held by them, in all remaining assets of ours available for distribution.

        Preemptive and Other Rights.    The holders of our capital stock are not entitled to any preemptive rights to subscribe for or purchase any part of any issue, sale or offering of any shares of our capital stock of any class or series, now or hereafter authorized, or of any options, warrants or rights to subscribe for or purchase any such shares, or of any securities convertible into, exchangeable for, or carrying options, warrants or rights to subscribe for or purchase, any such shares regardless of whether such issue, sale or offering is for cash, property, services or otherwise. Our common stock is not subject to redemption or to any further calls or assessments and is not entitled to the benefit of any sinking fund provisions. The shares of our common stock to be issued in connection with any applicable prospectus supplement, when issued will be fully paid and non-assessable.

        Listing.    Our common stock is listed on the New York Stock Exchange under the trading symbol "EAS."

        Transfer Agent and Registrar.    The Transfer Agent, Dividend Disbursing Agent and Registrar for our common stock is Mellon Investor Services, P.O. Box 3315, South Hackensack, New Jersey 07606-1915.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINION

        The validity of the common stock issued hereby will be passed upon for us by LeBoeuf, Lamb, Greene & MacRae LLP, New York, New York.

RISK FACTORS

        Investing in shares of common stock involves risk. We regularly identify, monitor and assess our exposure to risk and seek to mitigate the risks inherent in our energy services and delivery business. However, there are risks that are beyond our control or that cannot be limited cost-effectively or that may occur despite our risk mitigation efforts. You should carefully consider the risks and uncertainties described in the documents incorporated by reference herein, including the risks and uncertainties described in our consolidated financial statements and the notes to those financial statements and the risks and uncertainties described under the caption "Risk Factors" included in Part I, Item 1A. of our Annual Report on form 10-K for the year ended December 31, 2005, and our subsequent Quarterly reports on Form 10-Q which are incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates statements that are based on management's current expectations and information that is currently available. Whenever used, the words "estimate," "expect," "believe," "anticipate," or similar expressions are intended to identify such forward-looking statements. For a discussion of certain risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see

"Forward-looking Statements" in Energy East's Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent Quarterly reports on Form 10-Q.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our directors and executive officers are entitled to indemnification as expressly permitted by the provisions of the Business Corporation Law of the State of New York (NYBCL) and our By-Laws. We also have directors' and officers' liability insurance, which provides, in general, insurance to our directors and officers against loss by reason of any of their wrongful acts, subject to the terms and conditions of the policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus in connection with the offer made by this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof.

Energy East Corporation

Common Stock
($.01 Par Value)

Investor Services Program

PROSPECTUS

Dated December 15, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        Expenses in connection with the issuance and distribution of the securities being registered are as follows:

SEC registration fee	$8,156
Accounting services	$10,000
Printing expenses	$15,000
Legal fees and expenses	$10,000
Miscellaneous	$11,844

Total	$55,000

        All of the above, except the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

        The Business Corporation Law of the State of New York provides that if a derivative action is brought against a director or officer, Energy East may indemnify him against amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by him in connection with the defense or settlement of such action, if such director or officer acted in good faith for a purpose which he reasonably believed to be in Energy East's best interests, except that no indemnification shall be made without court approval in respect of a threatened action, or a pending action settled or otherwise disposed of, or in respect of any matter as to which such director or officer has been found liable to Energy East. In a non-derivative action or threatened action, the Business Corporation Law provides that Energy East may indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees incurred by him in defending such action if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interests of Energy East.

        Under the Business Corporation Law, a director or officer who is successful, either in a derivative or non-derivative action, is entitled to indemnification as outlined above. Under any other circumstances, such director or officer may be indemnified only if certain conditions specified in the Business Corporation Law are met. The indemnification provisions of the Business Corporation Law are not exclusive of any other rights to which a director or officer seeking indemnification may be entitled pursuant to the provisions of the certificate of incorporation or the by-laws of a corporation or, whether authorized by such certificate of incorporation or by-laws, pursuant to a shareholders' resolution, a directors' resolution or an agreement providing for such indemnification.

        The above is a general summary of certain provisions of the Business Corporation Law and is subject, in all cases, to the specific and detailed provisions of Sections 721-725 of the Business Corporation Law.

        Energy East's By-Laws provide that to the extent not prohibited by law, Energy East shall indemnify each person made, or threatened to be made, a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, (i) is or was a director or officer of Energy East or (ii) is or was serving any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity at Energy East's request.

        Energy East's By-Laws also provide, among other things, that:

        (1)   no indemnification shall be made to or on behalf of any director or officer, if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled;

        (2)   the rights to indemnification and advancement of defense expenses granted by or pursuant to the By-Laws shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement; and

        (3)   Energy East may, with the approval of its Board of Directors, enter into an agreement with any person who is, or is about to become, a director or officer of Energy East, or who is serving, or is about to serve, at the request of Energy East, as a director, officer, or in any other capacity, any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which agreement may provide for indemnification of such person and advancement of defense expenses to such person upon such terms, and to the extent, not prohibited by law.

        Energy East has insurance policies indemnifying its directors and officers against certain obligations that may be incurred by them, subject to certain retention and co-insurance provisions.

Item 16. Exhibits

        See Exhibit Index.

Item 17. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securites and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (i), (ii) and (iii) of this subsection do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424 (b) that is part of this registration statement;

        (2)   that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of such registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of New Gloucester, State of Maine, on December 20, 2006.

ENERGY EAST CORPORATION
By:	/s/ ROBERT D. KUMP Robert D. Kump

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 20, 2006.

Signature	Title

Principal Executive Officer:
* Wesley W. von Schack	Chairman and Director
Principal Financial Officer and Principal Accounting Officer:
/s/ ROBERT D. KUMP
Robert D. Kump	Vice President, Controller & Chief Accounting Officer

Directors:
*
James H. Brandi	Director
*
John T. Cardis	Director
*
Joseph J. Castiglia	Director
*
Lois B. DeFleur	Director
*
G. Jean Howard	Director
*
David M. Jagger	Director
*
Seth A. Kaplan	Director

*
Ben E. Lynch	Director
*
Peter J. Moynihan	Director
*
Walter G. Rich	Director
/s/ ROBERT D. KUMP
Robert D. Kump	As attorney-in-fact for the officer and directors marked by an asterisk

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4-1	Restated Certificate of Incorporation of Energy East Corporation pursuant to Section 807 of the Business Corporation Law filed in the Office of the Secretary of State of the State of New York on April 23, 1998.	Filed as Exhibit 4-1 to Post Effective Amendment No. 1 to Registration No. 033-54155 and incorporated herein by reference.
4-2	Certificate of Amendment of the Certificate of Incorporation of Energy East Corporation filed in the Office of the Secretary of State of the State of New York on April 26, 1999.	Filed as Exhibit 3-3 to the Company's 10-Q for the quarter ended March 31, 1999 and incorporated herein by reference - File 1-14766.
4-3	Certificate of Amendment of the Certificate of Incorporation of Energy East Corporation filed in the Office of the Secretary of State of the State of New York on June 21, 2004.	Filed as Exhibit 3-5 to the Company's 10-Q for the quarter ended June 30, 2004 and incorporated herein by reference - File 1-14766.
4-4	Certificate of Amendment of the Certificate of Incorporation of Energy East Corporation filed in the Office of the Secretary of State of the State of New York on June 8, 2006.	Filed as Exhibit 3-6 to the Company's 10-Q for the quarter ended June 30, 2006 and incorporated herein by reference - File 1-14766
4-5	By-Laws of Energy East Corporation, as amended April 6, 2006.	Filed as Exhibit 3-5 to the Company's 10-Q for the year ended March 31, 2006 and incorporated herein by reference - File 1-14766.
5	Opinion of LeBoeuf, Lamb, Greene & MacRae LLP with respect to the legality of the securities registered hereunder.	Filed herewith.
23-1	Consent of PricewaterhouseCoopers LLP.	Filed herewith.
23-2	Consent of LeBoeuf, Lamb, Greene & MacRae LLP.	Included in opinion filed as Exhibit 5.
24-1	Powers of Attorney of Directors and Officers.	Filed herewith.
24-2	Power of Attorney of Energy East Corporation.	Filed herewith.

QuickLinks

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
ENERGY EAST CORPORATION
RECENT AMENDMENTS TO THE PROGRAM
DESCRIPTION OF THE PROGRAM
USE OF PROCEEDS
DESCRIPTION OF COMMON STOCK
EXPERTS
LEGAL OPINION
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INDEMNIFICATION OF DIRECTORS AND OFFICERS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX